Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 30, 2005, in the Registration Statement (Form S-4 No. 33-00000) and related Prospectus of Nationsrent Companies, Inc. for the offer to exchange all outstanding 9 1/2% Senior Unsecured Notes due 2015 for 9 1/2% Senior Notes due 2015 to be registered under the Securities Act of 1933.

/s/ Ernst & Young LLP
Certified Public Accountants

Fort Lauderdale, Florida
June 2, 2005